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                                                                    EXHIBIT 4(f)
                                   INDENTURE

                                      FOR

                            SENIOR DEBT SECURITIES

                            dated as of April 1, 1995

                              ------------------

 This Indenture, dated as of the 1st day of April 1, 1995, between Household Finance Corporation, a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the "Company") and having its prin-cipal office at 2700 Sanders Road, Prospect Heights, Illinois 60070, and The First National Bank of Chicago, a national banking association organized and existing by virtue of the banking laws of the United States (hereinafter called the "Trustee"), and having its principal Corporate Trust Office at Chi-cago, Illinois.

                                  WITNESSETH:

 Whereas, the Company deems it necessary from time to time to borrow money for its corporate purposes and to issue its debt securities therefor, and to that end has duly authorized and directed the execution and delivery of this Inden-ture to provide for one or more series of its unsecured debentures, notes, or other evidences of indebtedness, issuable as provided herein; and

 Whereas, all things necessary to make this Indenture a valid agreement of the Company, in accordance with its terms, have been done.

 Now, Therefore, This Indenture Witnesseth:

 For and in consideration of the premises and the purchase of Notes to be is-sued hereunder by Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

 Article 1. Standard Provisions. All of the terms, conditions, covenants and provisions contained in the Company's Standard Multiple-Series Indenture Pro-visions for Senior Debt Securities dated as of June 1, 1992 (the "Provi-sions"), a copy of which is attached hereto, are incorporated herein by refer-ence in their entirety and shall be deemed to be a part hereof to the same ex-tent as if such provisions had been set forth in full herein. All capitalized terms which are used herein and not otherwise defined herein are defined in the Provisions and are used herein with the same meanings as in the Provi-sions. The Provisions, together with this Indenture, are deemed to be the "In-denture".
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 Article 2. Conflicts. As provided in Section 8.08(b) of the Provisions, the following indentures are excluded: the Indenture of the Company dated as of May 15, 1989 to the Trustee providing for the issuance of 8-7/8% Notes Due July 5, 1999, the 9% Notes Due September 1, 1995, the 9-3/8% Notes Due February 15, 1996 and the 7-1/2% Notes Due March 15, 1997.

                                  TESTIMONIUM

 This Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

 In Witness Whereof, the parties hereto have caused this Indenture to be duly executed and their respective corporate seals to be hereunto affixed and at-tested, all as of the day and year first written above.

                                   Household Finance Corporation

                                   By:          /s/ B.B. Moss, Jr.
                                      --------------------------------------
                                                  Vice President

Attest:

          Susan E. Casey
-----------------------------------              (Corporate Seal)
        Assistant Secretary

                                   The First National Bank of Chicago

                                   By:        /s/ Joseph P. Morand
                                      --------------------------------------
Attest:

      /s/ Steven M. Wagner
-----------------------------------              (Corporate Seal)